Exhibit 4.16

LICENSE

This License is granted by the Educational Institute of the American Hotel & Lodging Association (“EI”) to Global Education in Tourism Ltd., which does business as TTI Tourism Training Institute Ltd. and CAN-America Tourism & Hospitality Group Ltd. (“Global”). As more fully detailed below, this License permits and requires Global to use and market certain products, programs and services developed and/or controlled by EI and to employ certain of EI’s methodologies, technical expertise and intellectual property, including trademarks and copyrights, in connection with the use and marketing of such products, programs and services on terms and conditions more fully set forth below. This License also permits and requires such use and marketing in connection with Global’s schools in China, and in China generally. This License is strictly limited by the terms specified below and is strictly geographically limited to the territory specified below. This License is a restatement of licenses and agreements in effect as of the date hereof, and supercedes all such prior licenses, agreements and understandings.

1. License. Subject to the terms and conditions herein specified, EI hereby grants Global a license to use and market the hereinafter described EI products, programs and services, and to use the hereinafter described EI intellectual property, including copyrights and trademarks, in the territory defined as the Peoples Republic of China with the exceptions of Hong Kong, Macao and Taiwan (the “Protected Territory”) for the period up to December 1st, 2012. During the time that this License is in effect, EI will not grant to any other party a license to use any EI product, program or service in the Protected Territory unless agreed to by both parties (see para 8). Notwithstanding any other provision of this License, EI will consistent with prior agreements with Global, continue to satisfactorily conclude any prior obligations it has undertaken within the Protected Territory in a deliberate and timely manner to the extent that this has not already been accomplished with the sole exception being the existing agreement with the Chinese Travel and Tourism Press – CTPP which is applicable to textbooks only. The parties agree that other EI licensed schools may market and promote their schools and solicit and recruit students to attend their schools from within Global’s Protected Territory and Global may do the same outside its Protected Territory without encumbrance. Global may not, however, solicit and recruit outside of its Protected Territory for any outreach program including Independent Learning and Professional Certification, or sell EI products outside its territory without the express written permission of EI.

2. Marketing Commitment. During the period that this License is in effect, Global will use its best efforts to achieve maximum sales of EI’s products, programs and services in the defined territory.

3. Products Covered by this License. The following products are covered by this License:

3.1 EI’s available text books, master libraries, videos (or other visual media), internet (or other electronic) products.

3.2 EI’s outreach programs which currently are: Educational Institute Independent Learning (home study), Educational Institute certification and recognition programs, Educational Institute seminars and conference programs, Educational Institute group study and Online Distance Learning. This portion of the License is conditioned upon EI’s approval of Global’s processing such approval having as its purpose the protection of the security of copyright material. Should Global, in EI’s sole judgment, not perform in a diligent manner in its marketing of these outreach programs, EI has the right to discontinue the exclusivity of Global’s marketing rights as to the outreach products. Should Global opt not to market and/or administer any or all of these outreach programs or fail to do so, EI reserves the right to do so directly or through a third party. Details of these educational programs and services are included in the Master License Agreement Operations Handbook, the terms of which are incorporated herein by reference and the Handbook may be changed at any time by EI, in its sole discretion, with any such damages becoming a part of this License by incorporation. EI will pay licensee 5% commission of any products EI sells directly to customers in the protected territory; and (iv) USD $50 commission for each candidate enrolled by EI in the protected territory.

4. Payment.

License Fees. Global shall pay to EI the sum of $25,000, such sum to be received in readily available funds by EI within five (5) days of the effective date of this License. The license fee of $25,000 reflects credit for a $20,000 down payment on the original license fee of $45,000 which was sent September 12th, 2005. Each year thereafter, Global shall pay to EI the sum of $30,000 (annual fee), such sum to be received in readily available funds by EI within five (5) days of the anniversary of the effective date of this License. Annual fees owed for 2004-2005 ($15,000) and 2005-2006 ($15,000) under current agreement are waived upon signing of their agreement. Beginning in fiscal year 2006-2007 for annual sales (Revenues to EI):

1.	$49,000 or less the fee is $30,000
2.	Greater than $50,000 but less than $70,000 the fee will be $20,000
3.	Greater than $70,000 but less than $90,000 the fee is $10,000
4.	Greater than $90,000 there is no fee.

4.2.1 Gross sales receipts shall mean the total amount of funds actually received by Global during said quarter, subtracting only (a) such funds actually paid by Global due to returns of product and (b) taxes actually collected by Global from the purchasers of said products, programs and services.

4.2.2 EI shall, upon request, be granted access to Global’s books and records for purposes of audit at any time or times that EI, in its sole judgment, deems it advisable to verify that the amounts of such payments are in accord with this License.

4.3.3 Upon termination of this License for any reason whatsoever, such payment shall be made within thirty (30) days of such termination, and EI shall be entitled to conduct a final audit within ninety (90) days after receipt of such payment.

4.3 Net Payments. The payments specified in this Section 4 shall be net of all deductions and taxes unless otherwise specified.

4.4 Funds in U.S. Dollars. The payments under this Section 4 shall be in U.S. Dollars.

4.5 Statements. Payments under this Section 4 shall be accompanied by such information as EI might, from time to time, specify and in such formats as EI might, from time to time, specify.

5. Services and Duties of EI.

5.1 Consultation. At prices to be agreed upon, EI will, upon request of Global, consult with Global, advise Global, and provide technical expertise to Global in connection with the activities of Global under this License. Such services will be rendered either at EI’s facilities or Global’s facilities.

5.2 Certifications. EI will certify Global’s school faculty members at then prevailing rates.

5.3 Instructors. On terms to be agreed upon, EI will make available to Global temporary teachers, professors and guest instructors.

5.4. Publication. EI will provide opportunities for Global’s faculty materials to be considered for publication, on terms and conditions to be agreed upon.

5.5 Pricing. EI will extend to Global pricing below listed price on all EI products, programs and services which Global purchases from EI for purposes of resale.

6. Obligations of Global.

6.1. General Obligations. Global will:

6.1.1 maintain a high moral and ethical standard of operation;

6.1.2 comply with all governmental laws and requirements and pay all taxes;

6.1.3 maintain its facilities in a clean, attractive, and orderly condition;

6.1.4 permit operational reviews of Global’s school by the EI’s representative upon mutually agreed times;

6.1.5 report sales and other performance information on the frequency and format established by the EI;

6.1.6 advertise and promote operations on a local or regional basis in a manner consistent with standards to be prescribed by EI;

6.1.7 comply with the EI’s requirements that the quality of furniture, fixtures, equipment, and supplies are maintained to the standards and specifications of the EI;

6.1.8 display exterior (outdoor) signs and other signs, promotional materials and identifying characteristics in a manner consistent with local standards and regulations;

6.1.9 pay EI’s travel expenses to include business class and hotel in amounts to be agreed upon;

6.1.10 otherwise comply with the EI’s requirements and specifications as to the services and products to be used, promoted, or offered at Global’s school.

7. Reproduction Rights.

In addition to the License granted above, Global is authorized to translate and reproduce for use and sale in the Protected Territory the materials specified in 7.2 below (i) upon the conditions specified in 7.1 below; and (ii) upon employing the processes specified in 7.2 below.

7.1 Conditions

7.1.1 The materials will be marketed and sold only as part of academic programs unless otherwise approved by the EI.

7.1.2 Global will not amend, delete, add, compress or change the content of the materials.

7.1.3 Global will not market the translated materials outside the boundaries of the Protected Territory without the express written approval of the EI.

7.1.4 Global will provide the EI electronic copies of each translated product within 30 days of completion of translation.

7.1.5 Global will establish proper procedures to preclude unauthorized reproduction of the materials by third parties.

7.1.6 Global will not contest EI’s unrestricted and exclusive ownership of these products or its right to grant translation and printing rights to other parties.

7.1.7 Global agrees that any improvements and/or additions whenever made to the materials and all trademarks, copyrights and its registration at any time used, applied for or granted in connection with the materials, shall be for the benefit of EI and shall become EI’s property.

7.1.8 Global will furnish an annual printing report by the end of each calendar year.

7.2 Materials

7.2.1 Certified Hospitality Educator (CHE certification)

Product	Item to be Reproduced	International Price	Domestic Price	Global’s Price
CHE	EI has not approved the CHE reproduction	$650.00	$600.00	$450.00

7.2.1.1.	Processing Procedures:
Certified Hospitality Educator (CHE)

Step #1-Global will market the CHE workshop to host schools using the procedures as outlined by EI.
Step #2-Global will coordinate the establishment of any requested CHE workshop through the Certification Department of EI. A class must be a minimum of 12 candidates.
Step #3-EI will send an agreement contract to be signed by the host. A copy will be provided to Global.
Step #4-The host schools will return the signed contract within 10 days. Step #5-EI will receive all applications with the payment.
Step #6-EI will approve the applications and send workshop materials to host school to be distributed to candidates.
Step #7-The host will bear the cost of the instructors travel, room and board.
Step #8-EI will pay the honorarium for the instructor/instructors (two instructors will be provided for classes over 15).
Step #9-EI will select the CHE instructor and coordinate with Global.
Step #10-EI will grade candidate exams, and mail the results with letter to Global for distribution to the candidates. Each candidate will get one retake at no additional cost as part of standard CHE procedures and must be completed within 6 months of being notified of the unsuccessful exam result.
Step #11-Each candidate will submit a video (following the requirement of the workshop) to the instructor for grading within 6 months of passing the exam. EI will notify Global of the results. The candidate will be awarded the CHE upon successful completion of the exam and video. EI will issue and mail the certificate and pin to Global for distribution to the candidate.
Step #12-Record of certified candidate will be kept in EI database.

7.2.1.2. Additional Conditions.

7.2.1.2.1. The Price of $450 per person will apply if Global does the following:

(i)	Setup a workshop with the host school, sends the applications and the payment to EI for approval at least 1 month in advance of workshop.

(ii)	Global will pay the honorarium for an EI approved instructor.

(iii)	Global will, along with the host contract, bear all the expenses of the EI approved instructor.

7.2.1.2.2 To aid Global in promotion of the CHE, EI will give the Host School one scholarship for each 15 candidates enrolled in the CHE program. The scholarship will be issued to the host school following the workshop and may be applied toward any future CHE workshop within 12 months of the date issued.

7.2.1.2.3. All English CHE workshop materials will come from EI. Chinese CHE workshop materials have not been approved by EI.

7.2.2 Executive Level Certification

Product	Item to be Reproduced	Non-Member Price	Member Price	Global’s Price $
CHA	Study Guides / Exam	$550.00	$450.00	262.00
CLM	Study Guides / Exam	$500.00	$400.00	262.00
CFBE	Study Guides / Exam	$425.00	$350.00	210.00
CRDE	Study Guides / Exam	$425.00	$350.00	210.00
CEOE	Study Guides / Exam	$425.00	$350.00	210.00
CHHE	Study Guides / Exam	$425.00	$350.00	210.00
CHRE	Study Guides / Exam	$425.00	$350.00	210.00
CHT	Study Guides / Exam	$425.00	$350.00	210.00
CHSP	Study Guides / Exam	$375.00	$300.00	210.00
CLSD	Study Guides / Exam	$425.00	$350.00	210.00

7.2.2.1	Processing Procedures:
Executive Level – CHA, CLM, CFBE, CRDE, CHHE, CHRE, CHT, CHSP, CLSD

Step #1-Global will distribute and receive candidate applications and payments.
Step #2-Global will send candidate applications and payments to Educational Institute Certification Department.
Step #3-EI will send study guide covers to Global.

Step #4-Global will print and distribute the study guides to the candidates.
Step #5- Global will send Exam Application Form to EI Certification Department.
Step #6 – EI will send exam package to Global.
Step #7- Global will arrange the exam writing according to the EI-approved Exam Application Form with the candidate and mail completed scantron sheet back to the Educational Institute. Step #8-EI will grade candidate’s exam, issue certification certificate to Global for distribution to candidate.
Step #6-Record of certified candidate will be kept in EI database.

7.2.2.2 Other Conditions

7.2.2.2.1 The 1st and 2nd retake fees for the Executive Level is $25.00. After the failure of the 2nd retake, the candidate needs to wait one year from the last retake to reapply for the certification.

7.2.2.2.3. E.I. will pay all freight charges but Global agrees to give four weeks advance notice.

7.2.2.2.4. Prices subject to change with a 30 day written notice.

7.2.3. Supervisory and Line Level Certification

Product	Item to be Reproduced	Non-Member Price	Member Price	Global’s Price
CHS	Exam	$85.00	$75.00	$16.00
CHS	SSB / Exam	$209.95	$174.95	$53.00
CLSS	Study Guides / Exam	$275.00	$200.00	$157.50
CHDT	Study Guides / Exam	$65.00	$50.00	$31.50
CLSO	Skills Guide / Exam	$40.00	$35.00	$16.00
RS Restaurant Server	Skills Guide / Exam	$40.00	$35.00	$8.00
BAR Bar Bartender	Skills Guide / Exam	$40.00	$35.00	$8.00
PSC Public Space Cleaner	Skills Guide / Exam	$40.00	$35.00	$8.00
LA Laundry Attendant	Skills Guide / Exam	$40.00	$35.00	$8.00
KS Kitchen Steward	Skills Guide / Exam	$40.00	$35.00	$8.00

PBX Operator	Skills Guide / Exam	$40.00	$35.00	$8.00
CO Concierge	Skills Guide / Exam	$40.00	$35.00	$8.00
BA Bell Attendant	Skills Guide / Exam	$40.00	$35.00	$8.00
RES Reservationist	Skills Guide / Exam	$40.00	$35.00	$8.00
FDR Front Desk Representative	Skills Guide / Exam	$40.00	$35.00	$8.00
GA Guestroom Attendant	Skills Guide / Exam	$40.00	$35.00	$8.00
CS Cocktail Server	Skills Guide / Exam	$40.00	$35.00	$8.00
RSA Room Service Attendant	Skills Guide / Exam	$40.00	$35.00	$8.00
BSE Banquet Set-up Employee	Skills Guide / Exam	$40.00	$35.00	$8.00
BS Banquet Server	Skills Guide / Exam	$40.00	$35.00	$8.00
BP Bus Person	Skills Guide / Exam	$40.00	$35.00	$8.00
RET Retail Cashier	Skills Guide / Exam	$40.00	$35.00	$8.00
MNT Maintenance Employee	Skills Guide / Exam	$40.00	$35.00	$8.00
VAL Valet Attendant	Skills Guide / Exam	$40.00	$35.00	$8.00

7.2.3.1.	Processing Procedures:
Supervisory and Line Level-CHS, CHDT, CLSO, CLSS, RS, BAR, PSC, LA, KS, PBX, CO, BA, RES, FDR, GA, CS, RSA, BSE, BS, BP, RET, MNT, VAL

Step #1-All candidates applications will be issued and qualified by Global.
Step #2-All materials will be distributed by the candidate by Global.
Step #3-Global will proctor and grade all exams.
Step #4-Candidates name and grades and payment to be sent to Educational Institute on a group roster. Each type of the line-level needs to be on the individual roster.

Step #5-EI will issue all certificates and pins and send to Global. Global is responsible for the freight charge.
Step #6-EI will ship FOB from Lansing, Michigan USA.

7.2.3.2. Other Conditions

7.2.3.2.1. The 1st and 2nd retake fees for the Supervisory Level is $15.00. After the failure of the 2nd retake, the candidate needs to wait for one year from the last retake to reapply for the certification. There is no retake for the Line Level Certification.

7.2.3.2.3. For line level certification, each candidate has to purchase the skills guide and the exam both.

7.2.3.2.4. E.I. will pay for freight charges with four week advanced notice by Global.

7.2.3.2.5. Prices subject to change with a 30 day written notice.

7.2.4. Lodging Management Programs (L.M.P.) /START

Product	Item to be Reproduced	Non-Member Price	Member Price	Global’s Price
L.M.P. YEAR 1	TEXTBOOK	$53.00	$53.00	$6.50
L.M.P. YEAR 1	STUDENT WORKBOOK / COMPETENCY / SCANTRON	$22.00	$22.00	$10.50
L.M.P. YEAR 1	INSTRUCTOR MATLS. (LESSON PLANS, ASSESSMENTS, TRANSPARENCY MATERS, INSTRUCTOR WORKBOOK, INSTRUCTOR TOOLKIT)	$315.00	$315.00	$10.50
L.M.P. YEAR 2	TEXTBOOK	$53.00	$53.00	$6.50
L.M.P. YEAR 2	STUDENT WORKBOOK / COMPETENCY / SCANTRON	$22.00	$22.00	$10.50
L.M.P. YEAR 2	INSTRUCTOR MATLS. (LESSON PLANS, ASSESSMENTS, TRANSPARENCY MATERS, INSTRUCTOR WORKBOOK, INSTRUCTOR TOOLKIT)	$315.00	$315.00	$10.50
S.T.A.R.T.	TEXTBOOK	$53.00	$53.00	$6.50
S.T.A.R.T.	STUDENT WORKBOOK / COMPETENCY / SCANTRON	$22.00	$22.00	$10.50
S.T.A.R.T.	INSTRUCTOR MATLS. (LESSON PLANS, ASSESSMENTS, TRANSPARENCY MATERS, INSTRUCTOR WORKBOOK, INSTRUCTOR TOOLKIT)	$315.00	$315.00	$10.50

7.2.5. Textbooks

Item to be Reproduced	Global’s price
English Textbook	$6.50
Chinese Textbook	From CTTP
Scantron	$15.00

7.2.5.1 Processing Procedures for the textbooks:

Step #1-Global will purchase the covers from EI. E.I. will pay freight based on four weeks advance notice by Global.

7.2.5.2 Processing Procedures for the courses:

Step #1-Global will purchase the covers and the scantrons from EI.. E.I. will pay freight based on four weeks advance notice by Global.
Step #2-Global will grade the exams and send the class roster in electronic format to EI. Each course needs to be on the individual roster.
Step #3-EI will issue the certificate to Global.

7.5.2.3 Other Conditions

7.5.2.3.2. There is one free retake on Chinese or English printed in China. After the first free retake, additional retake fee is $15.00.

7.2.6 Video and Seminar Products

Item to be Reproduced to Chinese by Global Education in Tourism	Global’s price
EI’s Videos to DVD format (see Appendix A)	$30.00
Revenue Management Seminar	$30.00
Going the Extra Mile Seminar	$30.00
High Performance Training Seminar	$30.00
Tackling Turnover Seminar	$30.00
Building High Energy Teams Seminar	$30.00
Putting the “Pro” in Problem Solving Seminar	$30.00

7.2.6.1 Global will place the covers for the DVD and seminars and E.I. will pay freight based on four weeks advanced notice by Global.

8. Academic Program.

The Educational Institute may sublicense other schools in the territory to use its courses but only do so after informing the licensee and will pay licensee 50% of any fees collected, $5.00 per academic course and 5% commission of any Educational Institute product sold in the protected territory.

9. Intellectual Property.

9.1 Recognition by Global. Global acknowledges, and will recognize and honor EI’s copyrights and trademarks of whatever kind, regardless of any copyright or trademark relations that Global’s government may or may not have with the United States, and shall not in any way challenge such copyrights or trademarks. Global acknowledges, and will continue to acknowledge, EI’s unrestricted and continued ownership of its intellectual property, including its trademarks and copyrights, and its product, programs and services, and agrees not to copy or duplicate, or allow to be copies or duplicated, not to translate, or allow to be translated, and not to dub or subtitle or allowed to be dubbed or subtitled, any EI product or program without the express written consent of EI.

9.2 Duty to Report. Global shall promptly report to EI any information that it receives that might indicate that a third party is violating, or intends to violate, EI’s intellectual property rights, including using or intending to use property or materials trademarked or copyrighted by EI without EI’s permission.

9.3 Discontinuation of Use. If it becomes advisable at any time in EI’s sole discretion to modify or discontinue any service mark, trademark, logo, copyright or similar property right associated with EI and/or to add or substitute any new mark in addition to an existing mark, Global agrees to comply therewith within a reasonable period of time.

9.4 Use of Names: Restrictions. Global will not use the words “Educational Institute” or any similar word(s) in its corporate, school or trade name, nor authorize or permit such use by anyone else, nor will it use such names in its general business in any manner separated from the business of the specific licensed school facility. Global will not use EI’s name or marks in any signage, advertising, stationery, supplies, business cards or otherwise except in accordance with this License and the written standards set forth by EI or with the prior written approval of EI. Global may not apply for national, state, province or foreign registration of any mark of EI or use any mark of EI in its legal or trade name.

9.5 Control of Usage. Global acknowledges that EI has the unlimited right to create, implement, modify, control, and establish requirements including usage of EI’s name and trademarks, faculty certification, reporting formats, and inspection (operational review) procedures. EI may, in its sole discretion, permit deviations from standards based on local conditions an/or the EI’s assessment of special circumstances.

9.6 Improvements and Additions. All improvements and additions whenever made to or associated with the EI products and programs by Global or anyone else, and all service marks, trademarks and copyrights, and service marks, and trademark registrations at any time used, applied for or granted in connection with EI, shall inure to the benefit of the EI, and become property of the EI.

9.7 Disputes with Third Parties. EI will have the sole right and responsibility to handle disputes with third parties concerning use of all or any parts of EI’s name, logo, indicia and Global will, at its reasonable expense, extend its full cooperation to the EI in all such matters. Global may request on an exception basis and E.I. may grant the authorization for Global to handle disputes on a case by case bais. EI is not required to initiate suit against imitators or infringers and may settle any dispute by means it determines to be effective and in the best interests of the EI. Global will not initiate any suit or proceeding against imitators or infringers, or any other suit or proceeding to enforce or protect the EI marks and copyrights. Both parties will make every effort consistent with the foregoing to protect, maintain and promote EI’s name, products and programs.

9.8 No Contest. Global will not contest EI’s unrestricted and exclusive ownership of its products, programs, and intellectual property, including trademarks and copyrights, or its right to grant licenses, not inconsistent with this License, to third parties.

9.9 Confidential Information. Global agrees to exercise its best efforts to preserve the confidentiality of any EI trade secrets and other proprietary information not generally known in the hospitality industry or in hospitality education (collectively, “Confidential Information”), including, but not limited to, faculty certification, operational review procedures, reports and any standard manuals of handbook produced and provided by EI. Confidential information fixed in any tangible medium of expression (within the meaning of the U.S. Copyright Act), now known or later developed remains the exclusive property of the EI.

10. Electronic Medium. This License covers all EI programs which are transmitted through electronic medium, including the World Wide Web, or otherwise by computer. Such programs shall be priced by EI at a price below the list price of such programs, or, if no list price exists, then at a mutually agreeable price. Royalties payable by Global to EI for use and sale of such programs shall be negotiated on a program by program basis.

11. Miscellaneous Provisions.

11.1 Currency Transfers/Fee and Product Payment Provisions. Global agrees to provide payment of fees associated with this License via wire transfer, credit card, or by check drawn on a U.S. bank. Global also agrees to prepay charges for orders submitted, including shipping and handling. All payments and fund transfers are to be made in U.S. dollars.

11.2 Relationship of Parties. Global is an independent contractor. Neither party is the legal representative or agent of, or has the power to obligate or has the right to direct or supervise the daily affairs of the other for any purpose whatsoever. No joint venture, partnership, agency, fiduciary or employment relationship is intended or created by reason of this License. EI and Global agree not to contract any obligations in the name of the other, nor to use each other’s credit in conducting any activities under this License, nor to represent that Global is in the business of developing and producing the products, programs or services provided by EI. The parties acknowledge that the business relationship of EI and Global is based entirely on and is circumscribed by the provisions of this License.

11.3 Assignments, Transfers and Subcontractors. This License may not be assigned by Global nor can Global’s duties under it be transferred or impaired by Global. In executing this License, EI is relying on the exercise of skill, judgment, and discretion by Global and its principals. Accordingly, EI may, in its sole discretion, terminate this License upon the lease or other transfer of the school and/or its facilities to another party. The attempted assignment, transfer, conveyance, or pledge of this License; or any significant change (as determined by EI in its sole discretion) in the ownership, governance, or management of Global.

11.4 Governing Law and Consent to Jurisdiction. This License shall be governed in all respects by the laws (other than the conflict of laws rules) of the United States and the State of Florida. Global consents to and waives any and all objections to the non-exclusive personal jurisdiction of the courts of the State of Florida and the United States District Court for the Middle District of Florida and further waives objection to venue in any such court in and for all cases and controversies at law and in equity relating to or arising under this License or related and ancillary agreements with EI. Global acknowledges that it will derive substantial revenues from services rendered by EI within the State of Florida.

11.5. Notices. The use of facsimile transmissions with parties’ signatures may serve as conforming to the written notice requirements of this License. Notices may also be sent by registered or certified mail, return receipt requested, addressed to the parties at their respective addresses given below. Either party may designate a different address or facsimile number by notice.

Global Education in Tourism Ltd.
Canadian Headquarters:
301-1245 West Broadway
Vancouver, British Columbia Canada V6H 1G7

Beijing Representative Office:
Room 812 Interchina Commercial Building,
No. 33, Dengshikou Street
Dong Cheng District, Beijing 100006 P.R. China

American Hotel & Lodging Educational Institute
800 N. Magnolia Avenue, Suite 1800
Orlando, Florida 32803
USA

11.6 Entire Agreement. This License constitutes the entire agreement between the parties, and supersedes all prior writings or oral agreements, and representations relating to the subject matter hereof. This License may be amended only by a writing setting forth the amendment and signed by both parties.

11.7 Waiver. The waiver of a breach of any of the terms of this License or of any default shall not be considered a waiver of any subsequent breach or default and shall not in any way affect its other terms. No waiver or modification shall be valid or binding unless in writing and signed by the parties.

11.8 Right to Inspect. EI shall have the right to inspect Global’s facilities and books and records at any time that it, in its sole judgment, deems appropriate.

11.9 Approvals. EI shall have the right to approve all outsourcing contracts proposed to be entered into by Global, such approval not to be unreasonably withheld.

12. Term and Termination.

12.1 Term. The term of this License shall be from April 1, 2007 known as the effective date to November 30, 2012.

12.2 Renewal. Twelve (12) months prior to the termination date specified immediately above, the parties will commence negotiations for a renewal of this License.

12.3 Termination for Breach. The following will be material breaches by Global: (i) Failure by Global to pay any sums required by this License to be paid by Global in the manner specified in this License; (ii) the insolvency, fraud or willful misconduct by Global; (iii) Global ceasing to operate the facility, defaulting under any lease or sublease of the facility, or losing possession or rights to possession of the facility; or (iv) an attempted assignment or impairment prohibited under this License. Upon such a breach, EI may immediately, without notice, at its sole option, within its sole and absolute discretion and for any reason whatsoever, terminate this License.

12.4 Other Breaches. Should either party fail to comply with the provisions of this License, except for those described immediately above, the aggrieved party shall give the non-complying party written notice specifying the failures to comply and demanding that such failures be cured within thirty (30) days. If the party receiving said notice fails to cure its non-compliance within the thirty (30) day period, the party giving such notice may terminate this License.

12.5 Effect of Termination. If this License is terminated for any reason, Global shall no longer have any rights to use EI’s name, trademarks or programs. All printed and promotional materials, which identify Global with EI must be discarded within thirty (30) days following termination. Students and candidates in process will not receive EI certificates, diplomas or certifications through Global if their completion date follows the termination date.

However, EI and Global will together review alternative arrangements to ensure that students who have been validly enrolled in a course will not be disadvantaged solely because of the termination of this agreement. All EI products and supplies purchased by Global and held in school inventories are nonreturnable. EI will use its best efforts to effect a resale of any remaining non-used inventories of EI produced products to other parties.

12.6 Cumulative Remedies. The remedies specified in this Section 9 are not exclusive and all other available remedies may be pursued.

IN WITNESS THEREOF, the Parties, through their duly authorized and appointed representatives, hereby sign two (2) identical original copies of this Addendum, which are also signed by two witnesses below on the date cited above (Effective Date).

Signed in the City of Orlando, Florida,		Signed in the City of Beijing, People’s
United States of America,		Republic of China
on of _________, 2007.		on of _________, 2007.

Educational Institute of the		Global Education in Tourism Ltd.
American Hotel & Lodging Association		Dba Tourism Training Institute Ltd and
800 N. Magnolia Avenue, Suite 1800		Can-America Tourism & Hospitality Group Ltd
Orlando, FL 32803
301-1245 West Broadway, Vancouver, BC
V6H 1G7 Canada

By:	/s/ Roy G. Kennington	By:	/s/ Roxanne Ang
	Roy G. Kennington		Roxanne Ang
	President		Managing Director

Attest/Witness		Attest/Witness

Date:		Date:

Appendix A

List of Videos in Translation

CODE	Name	Language

5596DV D02	Full Access	English
5380DV D03	Stay Safe: Awareness training.	English
5840DV D01	Fire Safe: Prevention and Response	English
5920DV D01	Spotlight on Security	English
5221DV D03	Guest Relations	English
8036DV D01	Bus Person	English
93917DV D03	The Spirit of Hospitality	English
5701DV D01	Food Safety	English
5350DV D01	Quality Guestroom Maintenance	English
5280 DVD	Energy Saving Tips	English
5030DV D02	Smart Service	English
5410DV D01	Room Service	English
8022DV D02	Restaurant Server	English
5850DV D02	Planning for Emergencies	English
05531VH S02	CHINESE EXCEEDING GUEST EXPECTATIONS VIDEO - PAL	Chinese
05532VH S02	CHINESE SOLVING GUEST PROBLEMS VHS VIDEO - NTSC	Chinese
05533VH S02	CHINESE SUGGESTIVE SELLING VHS VIDEO - NTSC	Chinese
05544VH S02	CHINESE FROM CHECK IN TO CHECK OUT VHS VIDEO - NTSC	Chinese
05371VH S02	CHINESE QUALITY GUESTROOM CLEANING VHS VIDEO - NTSC	Chinese
05372VH S02	CHINESE HOUSEKEEPING: SAFETY & SECURITY VHS VIDEO - NTSC	Chinese
05511VH S02	CHINESE F&B SERVICE SKILLS PART 1 VHS VIDEO - NTSC	Chinese
05512VH S02	CHINESE F&B SERVICE SKILLS PART 2 VIDEO - PAL	Chinese
05222VH S03	Front office skills Services A Winning Formula	English
05223VH S03	Full Service operation: At your service	English
05051VH S01	Increasing Productivity Teamwork	English
05240VH S 02	Revenue Management	English
05541VH S02	Training the trainer: Prepare for the training	English
05542VH S02	Training the trainer :Leading Group training	English
05840 VHL	Fire Safety	English

05147 PAL	WT Security Awareness	English
05820 PAL	Work place Violence	English
05831 PAL	Security :Employee Awareness	English
05900 PAL	Hosting International Guests	English
05595 VHL	Great Service for Guests	English
05230 PAL	Safety Works Series	English
05130 VHS	Courtesy Rules	English